Exhibit 10.gg

OPTION AGREEMENT

among

AMPAL-AMERICAN ISRAEL CORPORATION

and

MERHAV (M.N.F.) Limited

dated as of December 25, 2007

TABLE OF CONTENTS

		Page(s)

ARTICLE I DEFINITIONS		1

ARTICLE II OPTION		4
2.1	Option	4

ARTICLE III MERHAV'S REPRESENTATIONS AND WARRANTIES		6
3.1	Existence; Authority; Enforceability	6
3.2	Interests in the Project	6
3.3	Absence of Conflicts	6
3.4	Compliance With Law; Consents	6
3.5	Fees	7
3.6	Disclosure	7

ARTICLE IV COVENANTS		7
4.1	Due Diligence	7
4.2	Further Assurances	7

ARTICLE V SURVIVAL		7
5.1	Survival	7

ARTICLE VI MISCELLANEOUS		8
6.1	Governing Law	8
6.2	Arbitration	8
6.3	Severability	8
6.4	Interpretation	8
6.5	Costs and Expenses	8
6.6	Notices	8
6.7	Counterparts	9
6.8	Entire Agreement	9
6.9	No Third Party Rights; Assignment	9
6.10	Waivers and Amendments	10

ii

OPTION AGREEMENT

        OPTION AGREEMENT (this “Agreement”), dated as of December 25, 2007, by and among Ampal-American Israel Corporation, a New York corporation (“Ampal”), and Merhav (m.n.f.) Limited, a company organized under the laws of the State of Israel (“Merhav”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

        WHEREAS, Merhav, directly and through certain subsidiaries, intends to develop an ethanol-producing project in Colombia, as more fully described on Exhibit A hereto (the “Project”);

        WHEREAS, Merhav has offered Ampal the opportunity to participate in the Project;

        WHEREAS, Ampal has expressed interest in the Project but requires additional time to complete its due diligence with respect to the Project;

        WHEREAS, Merhav needed to fund the purchase of the real property for the Project prior to the anticipated completion of Ampal’s due diligence;

        WHEREAS, to provide Merhav the required funding and Ampal the additional required time to complete its due diligence on the Project, (i) Ampal extended Merhav a loan in the original principal amount of $20,000,000 (the “Loan”) pursuant to the Promissory Note, dated as of the same date hereof by Merhav in favor of Ampal (the “Promissory Note”) and (ii) Merhav granted Ampal the option set forth in this Agreement to purchase up to 35% percent interest in the Project on the terms herein set forth;

        NOW, THEREFORE, in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        The following terms shall have the following meanings for purposes of this Agreement:

        “Affiliate” means (i) with respect to any Person, a Person that controls, is controlled by, or is under common control with such Person (it being understood, that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding ownership interests in such other Person, through agreements or otherwise); and (ii) with respect to any natural Person, (1) any parent, grandparent, sibling, child or spouse of such natural Person, or other Person related by marriage to any such Persons, (2) any trust established for the benefit of such natural Person or any Affiliate of such natural Person or (3) any executor or administrator of the estate of such natural Person.

        “Agreement” has the meaning set forth in the Preamble.

        “Authority” means any governmental, judicial, legislative, executive, administrative or regulatory authority of Israel and the United States or any state, local, provincial or foreign government or any subdivision, agency, commission, office or judicial, administrative or regulatory authority thereof.

        “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York or Israel are authorized or obligated by law or executive order to close.

        “Charter Documents” means any by-laws, charter, memorandum, certificate of incorporation, articles of association and any other similar constitutive or governing documents.

        “Consent” means any consent, waiver, approval, authorization, exemption, registration, permit, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, that is required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any other Transaction Document or (ii) the consummation and performance of any of the transactions provided for hereby or thereby.

        “Contract” or “Contracts” means any and all contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases, licenses, registrations, authorizations, mortgages, bonds, notes and other instruments (whether written or oral).

        “Definitive Documentation” has the meaning set forth in Section 2.1(c).

        “Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Authority or arbitrator.

        “Legal Requirements” means any and all (i) laws, ordinances and regulations, whether federal, provincial, state or local, of Israel, the United States, or any other applicable jurisdiction; (ii) codes, standards, rules, requirements and criteria issued under any laws, ordinances and regulations, whether federal, provincial, state or local of Israel, the United States or any other applicable jurisdiction; and (iii) Judgments.

        “Liabilities” means any obligation, liability, or indebtedness of any kind, character or description, whether absolute, contingent, accrued, liquidated, unliquidated, known, unknown, executory or otherwise.

        “Lien” means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, fiduciary assignment and any security or similar agreement of any kind or nature whatsoever.

        “Loan” has the meaning set forth in the Recitals.

        “Necessary Action” means, with respect to a result required to be caused, all actions (to the extent such actions are permitted by applicable Legal Requirements) reasonably necessary to cause such result.

        “Note Balance” has the meaning set forth in Section 2.1(b).

        “Option” has the meaning set forth in Section 2.1(a).

        “Option Closing” has the meaning set forth in Section 2.1(c).

        “Option Interest” has the meaning set forth in Section 2.1(a).

        “Option Termination Date” means the earlier of (i) one year from the date hereof or (ii) the Qualified Financing Date.

        “Party” or “Parties” has the meaning set forth in the Preamble.

        “Person” means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

        “Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, between Merhav and Ampal, delivered a security for the Loan.

        “Preamble” means the preamble to this Agreement.

        “Promissory Note” has the meaning set forth in the Recitals.

        “Project” shall have the meaning set forth in the recitals.

        “Purchase Price” has the meaning set forth in Section 2.1(b).

        “Qualified Financing Date” means the date on which both of the following events have occurred: (i) Merhav has obtained debt financing for the Project from an unaffiliated Third Party and (ii) an unaffiliated third party holds no less than a 25% equity interest in the Project.

        “Recitals” means the recitals to this Agreement.

        “Third-Party Price” means the lowest price paid by an unaffiliated third party for interests in the Project.

        “Transaction Documents” means each of this Agreement, the Promissory Note, the Pledge and any other agreement, certificate or instrument delivered pursuant to any of the foregoing.

        “Transfer” means, whether voluntary or involuntary, any transfer, assignment (including any fiduciary assignment), conveyance, sale, pledge or hypothecation.

        “Valuation Model” means the model, dated as of October 2007 prepared by Merhav and Galileo and attached hereto as Exhibit B, as reasonably updated with respect to project costs, financing costs and other similar changes by Merhav and Galileo, as such updates are approved by Houlihan Lokey Howard & Zukin as being consistent with the methodology and assumptions set forth in the original model attached hereto as Exhibit B.

ARTICLE II

OPTION

    2.1        Option.

    (a)        At any time from the date hereof through the Option Termination Date, Ampal shall have the option (but not the obligation) to purchase from Merhav (or the relevant subsidiary or Affiliate of Merhav) up to a 35% equity interest in the Project on a fully diluted basis (the “Option”). Ampal may exercise the Option set forth in this Section 2.1 by delivering written notice of its exercise of such right to Merhav (the “Option Notice”) prior to the Option Termination Date, setting forth the percentage interest (the “Optioned Interest”) up to 35% of the Project that Ampal shall acquire pursuant to the Option.

    (b)        The Purchase Price (as defined below) for the Option Interest shall be paid as follows: (i) first, by conversion of the balance (up to the amount of the Purchase Price) of the outstanding balance of principal, interest and all other amounts due under the Promissory Note (the “Note Balance”) and (ii) if the Purchase Price exceeds the Note Balance, the excess of the Purchase Price over the Note Balance shall be paid by Ampal to Merhav at the Option Closing. The purchase price for the Optioned Interest (the “Purchase Price”) shall be determined as follows: the sum of (A) to the extent the Note Balance is being converted for the purchase of the Optioned Interest, the purchase price for each portion of the Optioned Interest shall be the lower of (x) the purchase price for the Optioned Interest based on a valuation of the Project in accordance with the Valuation Model or (y) the Third Party Price, and (B) after converting the Note Balance in full at the price determined pursuant to clause (A) of this sentence, any portion of the Optioned Interest that remains to be purchased shall be purchased at the Third Party Price, except if no Third Party price exists the purchase price will be based on the Valuation Model.

    (c)        Upon exercise of the Option, Ampal and Merhav shall execute within 45 days (the “Option Closing”) of the date of the Option Notice but not later than the Qualified Financing Date definitive documents evidencing (i) the purchase by Ampal from Merhav of the Optioned Interest, which documents shall have customary representations and warranties from Merhav, including with respect to Merhav (and any relevant subsidiary and affiliate relating to the Project), the Project and the Optioned Interest and (ii) the agreement between Ampal and Merhav with respect to the management and governance of the Project and the rights of Ampal as a holder of an Interest in the Project (the “Definitive Documents”). At the Option Closing, Merhav shall deliver to Ampal such documentation reasonably requested by Ampal and required to transfer to Ampal the Optioned Interest, free and clear of any Liens attributable to Merhav or any of is Affiliates. Merhav hereby acknowledges and confirms that Ampal’s obligation to consummate the purchase of the Optioned Interest is expressly conditioned upon the approval by the Audit Committee of the Board of Directors of Ampal of the Definitive Documents. Without limiting anything contained herein, Merhav and Ampal hereby agree that the Definitive Documents shall contain the following provisions:

    (i)        the right to appoint such number of the directors (or members of any applicable governing body of the Project) of the total board of directors (or similar body) managing the project equal to the percentage interest the Optioned Interest is to the total outstanding equity interests of the Project (to the extent there is more than one entity is involved in the Project, this provision shall be read to provide Ampal with the ability to exercise the same amount of control as such number of directors (or other persons) would have if the Project was a single entity);

(ii) the right to participate in any sale of an interest in the Project by an other interest holder on the same terms as such interest holder;

(iii) full ratchet anti-dilution protection with respect to the Optioned Interest, with respect to any equity interest of the Project sold by the Company from and after the date of the Option Closing;

    (iv)        right of first refusal for Ampal on any sale of any equity interest by Merhav after the Option Closing, provided that Merhav may transfer shares not subject to such right of first refusal (i) to a single strategic partner to the extent that such transferred equity interest, together with any equity interest currently held by such strategic partner, will not result in such strategic partner or its affiliates having an equity interest in the Project in excess of 35% of the Project and (ii) to Riagro S.A. to the extent such transferred equity interest does not exceed 2.5% of the Project;

(v) any financing obtained by and for the Project shall be non-recourse to Ampal without Ampal’s consent;

    (vi)        Ampal shall have the right to consent to any modification of the Charter Documents of the Project or any entity comprising the Project in a manner adverse to Ampal or any change in purpose of the Project;

(vii) the right for Ampal to consent to any transactions involving the Project and Merhav or any of its Affiliates.

(viii) customary preemptive rights; and

(ix) Ampal shall be permitted to Transfer its interest.

    (d)        Notwithstanding the forgoing and without limiting the forgoing requirements of the Definitive Documents, Ampal shall have the benefit of any broader rights and preferences held or granted to any other investor.

ARTICLE III

MERHAV’S REPRESENTATIONS AND WARRANTIES

        Merhav hereby represents and warrants to Ampal on the date hereof:

    3.1        Existence; Authority; Enforceability. Merhav is a company duly organized and validly existing under the laws of Israel. Merhav has the requisite power and authority to enter into each Transaction Document to which it is a party and to perform its respective obligations thereunder. The execution, delivery and performance by Merhav of each Transaction Document to which it will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all corporate action of Merhav. Merhav has duly and validly executed and delivered each Transaction Document to which it is a party, and each such Transaction Document constitutes its legal, valid and binding obligation, enforceable against Merhav, in accordance with its terms.

    3.2        Interests in the Project. (a) Merhav currently owns 100% of the outstanding equity interests in the Project. All of the issued and outstanding interests in the Project have been duly authorized, validly issued and are be fully paid, nonassessable, free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any interest in the Project, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating any person to issue or dispose of any of its capital stock or any ownership interest therein, other than an Agreement with Riagro S.A., pursuant to which Riagro shall be entitled to up to a 2.5% equity interest in the Project, coming from Merhav’s holdings in the Project.

    3.3        Absence of Conflicts. The execution and delivery by Merhav of the Transaction Documents to which it is a party and the performance of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby does not and will not conflict with, or result in the breach of any provision of, the Charter Documents of Merhav or any Contract or violate any Legal Requirement applicable to Merhav.

    3.4        Compliance With Law; Consents. No Consent is required to be made or obtained by Merhav in connection with (i) the execution, delivery or performance of the Transaction Documents to be entered into by Merhav or (ii) the consummation of any of the transactions contemplated by the Transaction Documents. To the best of Merhav’s knowledge, Merhav and the Project are in compliance in all respects with all applicable Legal Requirements, except where such failure would not have or could not reasonably by expected to have a material adverse effect on Merhav, the Project or Merhav’s ability to consummate the transactions contemplated by, and perform its obligations, under the Transaction Documents.

    3.5        Fees. Neither Merhav nor any of its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

    3.6        Disclosure. Merhav has provided to Ampal all documents and information (i) in Merhav’s or any of its Affiliate’s possession relating to the Project, and (ii) that is reasonably material in connection with a decision to make the Loan or exercise the Option, including without limitation the reports and evaluations of the Project set forth on Exhibit C hereto. No representation or warranty by Merhav contained in this Agreement or any other Transaction Document and no information contained in any other instrument furnished or to be furnished to Ampal pursuant hereto or in connection with the transaction contemplated by this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Merhav is not aware of any facts or circumstances which would cause the representations and warranties of Merhav contained in this Agreement or any other Transaction Documents to be untrue or incorrect. To the knowledge of Merhav, after due inquiry, there is no fact, circumstance or condition which has had or could reasonably be expected to have a material adverse effect on Merhav or the Project, which has not been disclosed to Ampal or its representatives.

ARTICLE IV

COVENANTS

    4.1        Due Diligence. Merhav hereby agrees to cooperate with Ampal in its due diligence and shall provide Ampal with such information and documents as Ampal shall reasonably request The Parties agree that the due diligence to be conducted by Ampal shall be to assist Ampal (i) in confirming the representations and warranties of Merhav set forth in this Agreement, and (ii) determining whether to exercise its Option. In addition, Merhav hereby agrees to promptly deliver to Ampal (x) any new material information with respect to the Project in its possession or control and (y) any reports, models, projections or other information provided to any other person or entity.

    4.2        Further Assurances. Subject to the terms and conditions herein, each of the Parties agrees to take, or use reasonable commercial efforts in order to cause to be taken, all Necessary Actions and to do, or use reasonable commercial efforts in order to cause to be done, all things necessary, proper or advisable under all applicable Legal Requirements to consummate and make effective the transactions contemplated by the Transaction Documents to which it is a party.

ARTICLE V

SURVIVAL

    5.1        Survival. Each representation and warranty in this Agreement shall survive for a period of two years after the date hereof, provided that (i) the representation set forth in Section 3.1 and 3.2 shall survive indefinitely and (ii) the survival periods set forth in this Section 5.1 shall not apply to any claims involving fraud or bad faith on the part of any Party hereto.

ARTICLE VI

MISCELLANEOUS

    6.1        Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without regard to its conflict of law principles (other than Section 5-1401 of the New York General Obligation Law).

    6.2        Arbitration. All disputes between the parties hereto arising under the terms of this Agreement or any other Transaction Documents shall be arbitrated in New York City under the rules of the American Arbitration Association then obtaining in the City of New York judgment on any award made by the arbitrators hereunder may be rendered in any court having jurisdiction.

    6.3        Severability. Each Section, subsection and clause of this Agreement and each other Transaction Documents constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement or any other Transaction Document shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement or such Transaction Document, but every other provision of this Agreement or such Transaction Document shall remain in full force and effect.

    6.4        Interpretation. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, words such as “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement, and references herein to “Articles” or “Sections” refer to Articles or Sections of this Agreement. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    6.5        Costs and Expenses. Each Party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and each other Transaction Document and the transactions provided for hereby and thereby.

    6.6        Notices. All notices or other communications required or permitted by this Agreement or any other Transaction Document shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile (with confirmation copies delivered personally or by courier within three (3) Business Days), as follows:

If to Merhav, to:

Merhav (m.n.f) Ltd
33 Havatzelet Hasharon Street
Herzlia, Israel
Attention: Mr. Yossef Maiman and Mr. Leo Malamud
Facsimile:+972-9-9501733

If to Ampal, to:

Ampal-American Israel Corporation
111 Arlozorov Street
Tel Aviv 62098 Israel
Attention: Yoram Firon
Facsimile:+972-3-6080101

with copies to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY, USA 10019
Attention: Kenneth Henderson, Esq.
Facsimile: (212) 541-1357

or to such other address as hereafter shall be furnished as provided in this Section 6.6 by any Party to any other Party. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

    6.7        Counterparts. This Agreement and each other Transaction Document may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

    6.8        Entire Agreement. This Agreement together with the other Transaction Documents set forth the entire understanding and agreement between the Parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and the other Transaction Documents, this Agreement shall govern as between the Parties with respect to the matters set forth herein.

    6.9        No Third Party Rights; Assignment. This Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor, of any Person other than the Parties and shall not be assignable without the prior written Consent of the other Parties. Notwithstanding any of the foregoing, Ampal may transfer its rights and interests hereunder to an Affiliate.

    6.10        Waivers and Amendments. No modification of or amendment to this Agreement or any other Transaction Document shall be valid unless in writing signed by the Parties referring specifically to this Agreement or such other Transaction Document and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement or any other Transaction Document must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement or any other Transaction Document.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement as of the date first above written.

AMPAL-AMERICAN ISRAEL CORPORATION By: —————————————— Name: Irit Eluz, Yoram Firon Title: CFO, VP

MERHAV (M.N.F) LIMITED By: —————————————— Name: Yosef A. Maiman Title: Director

[SIGNATURE PAGE TO OPTION AGREEMENT]